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April 16, 2008
General Cable Corporation
Diversified Contractors, Inc.
GC Global Holdings, Inc.
Genca Corporation
General Cable Canada, Ltd.
General Cable Company
General Cable Industries, Inc.
General Cable Industries LLC
General Cable Management LLC
General Cable Overseas Holdings, LLC
General Cable Technologies Corporation
General Cable Texas Operations L.P.
GK Technologies, Incorporated
Marathon Manufacturing Holdings, Inc.
Marathon Steel Company
MLTC Company
PD Wire & Cable Sales Corporation
Phelps Dodge Enfield Corporation
Phelps Dodge International Corporation
Phelps Dodge National Cables Corporation
Ladies and Gentlemen:
     We have acted as special counsel to General Cable Corporation, a Delaware corporation (the “Company”), Diversified Contractors, Inc., a Delaware corporation, GC Global Holdings, Inc., a Delaware corporation, Genca Corporation, a Delaware corporation, General Cable Canada, Ltd., an entity organized under the laws of Canada, General Cable Company, an entity organized under the laws of Canada, General Cable Industries, Inc., a Delaware corporation, General Cable Industries LLC, a Delaware limited liability company, General Cable Management LLC, a Delaware limited liability company, General Cable Overseas Holdings, LLC, a Delaware limited liability company, General Cable Technologies Corporation, a Delaware corporation, General Cable Texas Operations L.P., a Delaware limited partnership, GK Technologies, Incorporated, a New Jersey corporation, Marathon Manufacturing Holdings, Inc., a Delaware corporation, Marathon Steel Company, an Arizona corporation, MLTC Company, a Delaware corporation, PD Wire & Cable Sales Corporation, a Delaware corporation, Phelps Dodge Enfield Corporation, a Delaware corporation, Phelps Dodge International Corporation, a Delaware corporation and Phelps Dodge National Cables Corporation, a Delaware corporation

(collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale from time to time by certain securityholders listed in the Registration Statement of $475,000,000 in aggregate principal amount of (a) 1% Senior Convertible Notes due 2015 (the “Notes”) and (b) the underlying common stock of the Company, par value $.01 per share (the “Common Stock”), issuable upon conversion of the Notes, and (c) the related joint and several guarantees given by the Guarantors in connection with the issuance of the Notes (the “Guarantees”). The Notes were issued and the Guarantees were given under an Indenture dated as of October 2, 2007, by and among the Company, the Guarantors and U.S. Bank, National Association, as Trustee (the “Indenture”). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the forms of the Note and Guarantee attached as exhibits to the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as the basis for the opinions hereinafter set forth.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon representations, certificates or comparable documents of officers and representatives of the Company and the Guarantors.
     Based on the foregoing, and subject to the qualifications stated in this letter, and assuming that (a) the Indenture has been duly authorized, executed and delivered by the Trustee, (b) the Indenture is a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms and (c) the Notes issuable under the Indenture have been duly authenticated by the Trustee in accordance with the terms of the Indenture, we are of the opinion that (i) the Notes constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, (ii) the Guarantees constitute the legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms, and (iii) following the completion of the execution, issuance and delivery of the Common Stock upon the conversion of the Notes in accordance with the terms of the Indenture and the Notes, the Common Stock will be validly issued, fully paid and non-assessable.
     In addition, we have advised you in connection with the material U.S. Federal income tax considerations described in the Registration Statement. The following opinion represents and is based upon our best judgment regarding the application of U.S. Federal income tax laws arising under the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative pronouncements and rulings and judicial decisions, as they currently exist as of the date of this letter. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position and that a court will not reach a different conclusion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. Federal income tax laws. If the transactions described in the Registration Statement are consummated in a manner that is inconsistent with the manner in which it is described in the Registration Statement, our opinion may be adversely affected and may not be relied upon. The following opinion addresses only the matters set forth herein and does not address any other U.S. Federal, state, local or foreign tax consequences that may result from the transactions described in the Registration Statement.
     Based upon all of the foregoing, and subject to the qualifications stated in this letter, we confirm that the statements of law and legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” constitute our opinion.
     The opinions expressed in this letter are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including without limitation concepts of materiality and principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     In addition, the opinions expressed in this letter are limited to the corporate law of the State of Delaware, the laws of the State of New York and the U.S. Federal income tax laws, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Blank Rome LLP

BLANK ROME LLP